Tel 713.758.2222 Fax 713.758.2346

Exhibit 5.1

February 23, 2017

LyondellBasell Industries N.V.

4th Floor, One Vine Street

London, W1J0AH

The United Kingdom

LYB International Finance B.V.

Delftseplein 27E

3013AA Rotterdam

The Netherlands

LYB International Finance II B.V.

Delftseplein 27E

3013AA Rotterdam

The Netherlands

Ladies and Gentlemen:

We have acted as U.S. counsel for LyondellBasell Industries N.V., a public company with limited liability (naamloze vennootschap) in the country of The Netherlands (“LyondellBasell”), and its wholly-owned subsidiary, LYB International Finance II B.V., a private company with limited liability (besloten vennootschap) in the country of The Netherlands (“LYB Finance II”), in connection with LYB Finance II’s offering and sale of $1,000,000,000 aggregate principal amount of its 3.500% Guaranteed Notes due 2027 (the “Notes”), which offering and sale have been registered by a Registration Statement on Form S-3 (Registration No. 333-209612) (the “Registration Statement”) filed by LyondellBasell, LYB International Finance B.V., a private company with limited liability (besloten vennootschap) in the country of The Netherlands, and LYB Finance II with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other securities registered under the Registration Statement, (i) debt securities of LYB Finance II (the “LYB Finance II Debt Securities”) and (ii) guarantees of the LYB Finance II Debt Securities by LyondellBasell. The Notes will be fully and unconditionally guaranteed on a senior unsecured basis by LyondellBasell (the “Guarantee” and, together with the Notes, the “Securities”). LYB Finance II and LyondellBasell will issue the Securities under an Indenture, dated as of March 2, 2016, among LyondellBasell, LYB Finance II and Deutsche Bank Trust Company Americas, as trustee (the “Indenture”).

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

February 23, 2017 Page 2

In our capacity as your U.S. counsel in the connection with the offering and sale of the Securities pursuant to the Registration Statement, we have examined as a basis for the opinions hereinafter expressed, (i) the Underwriting Agreement, dated February 21, 2017 by and among LyondellBasell, LYB Finance II and J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters party thereto (the “Underwriting Agreement”), (ii) the Indenture, (iii) the Officer’s Certificate establishing the terms of the Securities pursuant to the Indenture, (iv) the global security representing the Notes, (v) the opinion letter of your Dutch counsel, De Brauw Blackstone Westbroek N.V., being filed as an exhibit 8.1 to LyondellBasell’s Current Report on Form 8-K and (v) such other instruments and documents as we considered appropriate. In giving such opinions, we have relied upon such opinion letter of Dutch counsel as to all matters of Dutch law expressed therein, and we have also relied upon such Officer’s Certificate with respect to the accuracy of the material factual matters contained in or covered by such certificate. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents and that each of the Indenture, the global security representing the Notes and the Officer’s Certificate establishing the terms of the Securities will be executed and delivered in the respective form examined by us.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The Notes will, when they have been duly executed and authenticated in accordance with the Indenture, and delivered against payment of the consideration therefor determined in accordance with the Underwriting Agreement, constitute legal, valid and binding obligations of LYB Finance II, enforceable against LYB Finance II in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.	The Guarantee will, when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against

February 23, 2017 Page 3

payment of the consideration therefor determined in accordance with the Underwriting Agreement, constitute a legal, valid and binding obligation of LyondellBasell, enforceable against LyondellBasell in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The preceding opinions are limited in all respects to matters of federal law of the United States of America and contract law of the State of New York as in effect on the date hereof. At your request, this opinion letter is being furnished to you for filing as Exhibit 5.1 (opinion regarding legality) to LyondellBasell’s Current Report on Form 8-K reporting certain matters relating to the offering of the Notes. In giving such opinion, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.